DESIGNER APPLIANCES, INC. ASSET ASSIGNMENT & ROYALTY DISPOSAL VALUE AGREEMENT

THIS ASSET ASSIGNMENT AGREEMENT ("Agreement"), dated as of June 29, 2007 (the "Effective Date"), is by and between Torbay Holdings, Inc. ("Assignor"), and William Thomas Large ("RECEIVING PARTY").

Background

Assignor and Receiving Party have made hardware, software and related know-how contributions relating to apparatus(s), software and related know-how, which may relate to (but are not limited to) computer mouse device(s) and sold under the brand and business (BUSINESS) of "Designer Appliances, Inc.". It is Assignor's intention to assign and transfer to the Receiving Party all of Assignor's right, title, and interest in the physical goods relating to Designer Appliances, Inc. which includes tooling, product inventory, creditors and debtors, a bank account in the name of Designer Appliances, Inc. and its contents, all marketing materials, trademarks and goods relating to the BUSINESS of Designer Appliances, Inc..

NOW, THEREFORE, in consideration of the premises and covenants set forth herein, and in consideration for all claims pertaining to Receiving Party's employment with the Designer Appliances Group of companies and as good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. **The BUSINESS of Designer Appliances, Inc.** Which includes all actual and intellectual property, tooling, inventory, bank account, funds in the bank account, of Designer Appliances, Inc., all shares in Designer Appliances, Inc., and all and any assets, liquid and otherwise: including liabilities pertaining solely and directly to the BUSINESS of Designer Appliances, Inc.

2. **Copyrights.** Assignor hereby agrees to assign and transfer to Receiving Party all right, title, and interest in and to its copyrights in any software, documentation, and other software and materials related to the PROPERTY project or any other project for which Receiving Party has retained Assignor's services.

3. **Intellectual Property Rights.** For any Intellectual Property Rights in the BUSINESS that are not assigned to the Receiving Party by Section 1, Assignor hereby assigns and transfers to Receiving Party all right, title, and interest in and to its Intellectual Property Rights in the Materials. For purposes of this Agreement, "Intellectual Property Rights" means intellectual property rights, including (i) any patent (excluding United States Patent 7,145,548 and application 29/192,832, but including any residual benefits out of UK Patent GB 2328496), patent application (whether registered or unregistered), copyright (whether registered or unregistered), copyright application (whether registered or

unregistered), trade secret, trademark (whether registered or unregistered), trademark application, trade name, service mark (whether registered or unregistered), service mark application, confidential information, know-how, process, technology, development tool, ideas, concepts, design right, database right, methodology, algorithm or invention, (ii) any right to use or exploit any of the foregoing, and (iii) any other proprietary right, whether arising under the laws of the United States or any other country.

4. The Receiving Party, in consideration for this Assignment, waives all claims to employment, contracts, terms and conditions with the Designer Appliances, group of companies. The Receiving Party also grants to the Assignor a 1% royalty upon sales relating to the PROPERTY assigned to the Receiving Party under this agreement. This payment will be made within 60 days of, and based upon, the annual audit of the Designer Appliance Company or group of Companies, sales. Furthermore, the Receiving Party also grants to the Assignor a 5% interest in the disposal value of the Designer Appliance Company, or group of Companies. For the avoidance of doubt this is an interest in disposal value only and ascribes no other rights of holding. The Receiving Party also agrees, as consideration, to return 1,000,000 (one million) shares in common stock of Torbay to the treasury.

5. **Governing Laws.** To the full extent permitted by law, this Agreement shall be governed by and construed in accordance with the laws of the State of New York, United States of America, excluding its conflicts of laws principles. To the full extent permitted by law and consistent with valid entry into a binding agreement, the controlling language of this Agreement is English and any translation Assignor has received has been provided solely for Assignor's convenience. To the full extent permitted by law, the exclusive jurisdiction for any action relating to this Agreement shall be a federal or state court in New York, New York, and the parties consent to such jurisdiction and waive and agree not to plead or claim that any such action or proceeding has been brought in an inconvenient forum.

6. **Severability.** Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by law, the parties waive any provision of law that renders any such provision prohibited or unenforceable in any respect.

7. **Cooperation Following the Execution.** Following the execution of this Agreement, each party shall deliver to the other such further information and documents and shall execute and deliver to the other such further instruments and agreements as the other party shall reasonably request to consummate or confirm the transactions provided for in this Agreement, to accomplish the purpose of this Agreement or to assure to the other party the benefits of this Agreement.

8. **Entire Agreement**: This Agreement constitutes the entire Agreement between Assignor and Receiving Party with respect to the subject matter hereof, and supersedes all oral or written communications or other agreements between the parties with respect to such subject matter hereof. No changes, supplements, addenda, or amendments to this Agreement shall be effective or enforceable unless agreed to by the parties in writing.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

ASSIGNOR	RECEIVING PARTY
(Signature)	(Signature)
Rich Lauer President Torbay Holdings, Inc.	William Thomas Large
June 29, 2007 (Date)	June 29, 2007 (Date)